ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Announces Closing of Common Stock Offering
and Exercise of Over-Allotment Option

SAN ANTONIO (February 1, 2011) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that in connection with the previously announced public offering of 20,503,347 shares of common stock (of which 8,503,347 shares were sold by certain selling stockholders) at a public offering price of $4.40 per share, the underwriters exercised in full their option to purchase an additional 3,075,502 shares of common stock from Abraxas.  The closing of the offering and the over-allotment option took place simultaneously today.

Total net proceeds to Abraxas from the offering are approximately $62.0 million, after estimated fees and expenses.  Abraxas intends to use the net proceeds from the offering to repay indebtedness outstanding under its credit facility, to increase its 2011 capital expenditure budget and for general corporate purposes.  Abraxas did not receive any proceeds from the sale of shares by the selling stockholders.

Johnson Rice & Company L.L.C., Canaccord Genuity and Stifel Nicolaus Weisel acted as joint book-running managers of the offering and Ladenburg Thalmann & Co. Inc. and Wunderlich Securities acted as co-managers of the offering.

The offering is being made only by means of a prospectus supplement and accompanying base prospectuses meeting the requirements of Section 10 of the Securities Act of 1933, as amended.  Copies of the prospectus supplement and the accompanying base prospectuses relating to the offering may be obtained from the following:

Johnson Rice & Company L.L.C.	Canaccord Genuity	Stifel Nicolaus Weisel
Attn: Syndicate	Attn: Syndicate	Attn: Syndicate
639 Loyola Avenue, Suite 2775	99 High Street, 12th Floor	One South Street, 15th Floor
New Orleans, LA 70113	Boston, MA 02110	Baltimore, MD 21202
Telephone: (504) 525-3767	Telephone: (800) 225-6201	Telephone: (443) 224-1988

An electronic copy of the prospectus supplement and the accompanying base prospectuses filed with the SEC may be obtained at no charge from its website at www.sec.gov.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com